EXHIBIT 10.3

EMPLOYMENT AGREEMENT

        THIS AGREEMENT by and between Alliant Energy Corporation, a Wisconsin corporation (the “Company”), and Erroll B. Davis, Jr. (the “Executive”), originally dated as of the 21st day of April, 1998, and amended and restated as of the 29th day of March, 1999, is hereby amended and restated as of the 26th day of March, 2004.

W I T N E S S E T H  T H A T

        WHEREAS, the Company wishes to provide for the employment by the Company of the Executive, and the Executive wishes to serve the Company and its subsidiaries, in the capacities and on the terms and conditions set forth in this Agreement, as amended and restated.

        NOW, THEREFORE, it is hereby agreed as follows:

1.

Employment Period. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for a period commencing on the date of this Agreement and ending on the date of the Company’s 2006 annual meeting of shareholders, but in no event later than May 30, 2006, hereafter referred to as the “Employment Period.” Upon the termination of the Employment Period the Executive will have the status of a retired senior executive officer of the Company and shall be entitled to all of the rights, privileges and benefits provided to such retired officers.

2.	Position and Duties.

(a)

The Executive shall serve as Chairman of the Board of Directors and, unless and until otherwise determined by the Board of Directors, Chief Executive Officer of the Company; in each case with such duties and responsibilities as are customarily assigned to such positions, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the Board of Directors of the Company (the “Board”). The Executive also shall continue to serve as a member of the Board through the annual meeting of shareholders in 2006, but in no event later than May 30, 2006.

(b)

As long as he is the Chief Executive Officer of the Company, in addition to the responsibilities designated in paragraph (a) of Section 2 above, the Executive shall be entitled to serve as the Chief Executive Officer of each entity which during such period is a subsidiary of the Company and the Company shall cause the Executive to be appointed or elected as the Chief Executive Officer of each such subsidiary. In his capacity as the Chief Executive Officer of said subsidiaries, the Executive shall have such duties and responsibilities as are customarily assigned to such position, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the Board of Directors of each such subsidiary. During the Employment Period, the Executive also shall serve as a member of the Board of Directors of each of the Company’s subsidiaries and the Company shall cause the Executive to be appointed, elected or re-elected as such a director.

(c)

During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote reasonable attention and time during normal business hours to the business and affairs of the Company and its affiliates and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive’s reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company and its affiliates in accordance with this Agreement. In particular, the Executive may join the board of directors of one additional for-profit corporation after July 1, 2004 and a second such board in 2005 as long as prior to such second appointment his status with the Company is that of non-CEO Chairman, and for both as long as there is no significant interference with his duties with the Company and the businesses of the corporation(s) are not competitive with those of the Company.

(d)

The Company’s headquarters shall be located in Madison, Wisconsin and the Executive shall reside in the general area of Madison, Wisconsin. During the Employment Period, the Company also will provide the Executive with a furnished apartment in the Cedar Rapids, Iowa area.

3.	Compensation.

(a)

Base Salary. The Executive’s compensation during the Employment Period shall be determined by the Board upon the recommendation of the Compensation and Personnel Committee (or other appropriate committee) of the Board, subject to the next sentence and paragraph (b) of Section 3. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) of not less than his aggregate annual base salary from the Company and its subsidiaries as in effect immediately before the date of this Agreement, i.e., $750,000. The Annual Base Salary shall be payable in accordance with the Company’s regular payroll practice for its senior executives, as in effect from time to time. During the Employment Period, the Annual Base Salary shall be reviewed for possible increase at least annually. Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement.

(b)

Incentive Compensation. During the Employment Period, the Executive shall continue to participate in short-term incentive compensation plans and long-term incentive compensation plans (the latter to consist of plans offering stock options, restricted stock and other long-term incentive compensation) offered by the Company and its present or future affiliates which shall provide him with the opportunity to earn, on a year-by-year basis, short-term and long-term incentive compensation (the “Incentive Compensation”). For 2004, the annual incentive target opportunity is 80% of Annual Base Salary and the long-term incentive target opportunity is 200% of Annual Base Salary. For 2005 and 2006, the annual and long-term incentive target opportunities for the Executive will be equal to or higher than the targets set for other named executive officers. If the Employment Period ends other than on the last day of a fiscal year, the extent to which incentives are earned and paid will be determined in accordance with the plan provisions governing participants who retire during the year.

(c)	Other Benefits.

(i)

Retirement Plan; Supplemental Retirement Plan. During the Employment Period, the Executive shall participate in retirement and supplemental retirement plans (the “Defined Benefit Arrangement”) such that the aggregate value of the retirement benefits that he and his spouse will receive at the end of the Employment Period under all defined benefit plans of the Company and its affiliates (whether qualified or not) will be not less than the benefits he would have received (assuming his employment through the end of the Employment Period) under the Defined Benefit Arrangement in which the Executive participated as in effect immediately prior to the date of this Agreement. Despite anything in the plan to the contrary, for purposes of computing the benefits under the supplemental retirement plan between the Executive and the Company dated August 15, 2003, as the same may be hereafter amended (the “SRP”), the following rules shall apply:

A.

For purposes of the definition of “Earnings” in Section 2.6 of the SRP, the Executive shall be treated as earning $595,539 of annual bonus for 2003 payable in 2004, which is the amount that the Executive would have been paid based on 2003 performance had he not in fact waived participation in such incentive plan.

B.

For purposes of the definition of “Earnings” in Section 2.6 of the SRP, if the Executive shall cease to be Chief Executive Officer of the Company during 2005 but remains the Chairman through the end of the calendar year, and if the annual bonus for 2005 paid in 2006 is less than the Executive’s target award, the Executive shall be treated as earning the target award for such year.

C.

For purposes of calculating the lump sum payment amount pursuant to Section 3.1(d) of the SRP, such amount payable to the Executive shall be the largest of the following: (i) the amount using the terms of Section 3.1(d) without adjustment; (ii) the dollar amount that would have been payable to the Executive on May 1, 2003 if the Executive had voluntarily terminated employment on April 30, 2003; or (iii) an amount which is the sum of (A) the value of the benefit which the Executive had accrued under the SRP as of April 30, 2003 using a special discount rate of 4.61% (the rate in effect as of April 30, 2003) and (B) the value of the remainder of the accrued benefit using the rate specified in Section 3.1(d) of the SRP. For purposes of calculating the lump sum payment amount pursuant to Section 3.1(d) of the SRP, such amount payable to the Executive’s beneficiary pursuant to Section 6.1 of the SRP shall be the largest of the following: (iv) the amount using the terms of Section 3.1(d) without adjustment; (v) the dollar amount that would have been payable to the Executive’s beneficiary on May 1, 2003 if the Executive had died on April 30, 2003; or (vi) an amount which is the sum of (A) the value of the pre-retirement death benefit which the Executive had accrued under the SRP as of April 30, 2003 using a special discount rate of 4.61% (the rate in effect as of April 30, 2003) and (B) the value of the remainder of the pre-retirement death benefit using the rate specified in Section 3.1(d) of the SRP. Notwithstanding the foregoing, if paragraph (a) of Section 5 is applicable, then the computations in this subparagraph shall be made at the end of the Employment Period as defined in Section 5 as if the employment terminated on that date.

D.

Upon termination of employment if the Executive is employed by the Company until the end of the Employment Period or if, during the Employment Period, the Company terminates the Executive’s employment other than for Cause or Disability, the Executive terminates employment for Good Reason or the Executive’s employment is terminated as a result of the mutual agreement of the Board and the Executive, the Executive shall be deemed a retiree under the SRP and benefits shall not be subject to the early commencement reduction factors otherwise provided in Section 4.1 of the SRP for any purpose, including the calculations set forth in subparagraph C(i), (iii), (iv) and (vi) but specifically not for the calculations set forth in subparagraph C(ii) and (v), above. If, during the Employment Period, the Executive’s employment is terminated by the Company for Cause or Disability or if the Executive voluntarily terminates employment during the Employment Period other than for Good Reason, then the Executive shall be deemed a retiree under the SRP, the benefits shall not be subject to the early commencement reduction factors otherwise provided in Section 4.1 of the SRP for any purpose, including the calculations set forth in subparagraph C(i), (iii), (iv) and (vi) but specifically not for the calculations set forth in subparagraph C(ii) and (v), above, but the benefit shall not commence earlier than September 1, 2006, although it shall not otherwise be delayed after that date by operation of Section 5.1 of the SRP which would typically defer SRP payments until after cessation of long-term disability benefits. In the event employment is terminated by the Executive’s death, as provided in Section 6.1 of the SRP, the benefits would not be subject to the early commencement reduction factors otherwise provided in Section 4.1 of the SRP.

(ii)

Executive Tenure Compensation Plan. During the Employment Period, the Executive shall continue to participate in the Alliant Energy Corporation Executive Tenure Compensation Plan. The Board of Directors has approved treating the Executive as a retiree under the Executive Tenure Compensation Plan entitled to full unreduced benefits thereunder if the Executive is employed by the Company until the end of the Employment Period or if, during the Employment Period, the Company terminates the Executive’s employment other than for Cause or Disability, the Executive terminates employment for Good Reason or the Executive’s employment is terminated as a result of the mutual agreement of the Board and the Executive. If, during the Employment Period, the Executive’s employment is terminated by the Company for Cause or Disability or if the Executive voluntarily terminates employment during the Employment Period other than for Good Reason, the Board of Directors has approved treating the Executive as a retiree under the Executive Tenure Compensation Plan but benefits shall not commence until September 1, 2006. If the Executive dies during the Employment Period, the beneficiary(ies) will be entitled to the benefits provided for under Section 5 of the Executive Tenure Compensation Plan. Notwithstanding the foregoing, if paragraph (a) of Section 5 is applicable, then the computations and distribution pursuant to this provision shall be made at the end of the Employment Period as defined in Section 5 as if the employment terminated on that date.

(iii)

Life Insurance. During the Employment Period, the Company shall provide the Executive with life insurance coverage (the “Life Insurance Coverage”) providing a death benefit to such beneficiary or beneficiaries as the Executive may designate of not less than three times his Annual Base Salary.

(iv)

Additional Benefits. In addition, and without limiting the generality of the foregoing, during the Employment Period and thereafter: (A) the Executive shall be entitled to participate in all applicable incentive, savings and retirement plans, practices, policies and programs of the Company and its affiliates to the same extent as other senior executives (or, where applicable, retired senior executives) of the Company, and (B) the Executive and/or the Executive’s family, as the case may be, shall be eligible for immediate participation in (and without any limitation for preexisting conditions), and shall receive all benefits under, all applicable welfare benefit plans, practices, policies and programs provided by the Company and its affiliates, other than severance plans, practices, policies and programs but including, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs, to the same extent as other senior executives (or, where applicable, retired senior executives) of the Company, provided, however, that the Executive’s aggregate benefits as a retired senior executive under the plans described in this clause (B) shall not be less than the benefits provided by the Company and its affiliates to its retired senior executive officers as of the date of this Agreement.

(v)	Technology Support. For a period of five years following termination of employment, the Company shall provide the Executive with access to the Company’s technology support.

(d)

Perquisites. During the Employment Period, the Executive shall be entitled to receive such perquisites as the Company may establish from time to time which are commensurate with his position and at least comparable to those received by other senior executives at the Company.

(e)	Expense Reimbursement. The Company shall reimburse the Executive for all reasonable and documented expenses incurred by the Executive in the performance of the Executive’s duties under this Agreement.

4.	Termination of Employment.

(a)

Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. The Company shall be entitled to terminate the Executive’s employment because of the Executive’s Disability during the Employment Period. “Disability” means that (i) the Executive has been unable, for a period of 180 consecutive business days, to perform the Executive’s duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and acceptable to the Executive or the Executive’s legal representative, has determined that the Executive’s incapacity is total and permanent. A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), unless the Executive returns to full-time performance of the Executive’s duties before the Disability Effective Date.

(b)	By the Company.

(i)	The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. “Cause” means:

A.

the willful and continued failure of the Executive substantially to perform the Executive’s duties under this Agreement (other than as a result of physical or mental illness or injury), after the Board delivers to the Executive a written demand for substantial performance that specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties; or

B.	illegal conduct or gross misconduct by the Executive, in either case that is willful and results in material and demonstrable damage to the business or reputation of the Company.

No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(ii)

A termination of the Executive’s employment for Cause shall be effected in accordance with the following procedures. The Company shall give the Executive written notice (“Notice of Termination for Cause”) of its intention to terminate the Executive’s employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Special Board Meeting for Cause. The “Special Board Meeting for Cause” means a meeting of the Board called and held specifically for the purpose of considering the Executive’s termination for Cause, that takes place not less than ten (10) and not more than twenty (20) business days after the Executive receives the Notice of Termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting for Cause. The Executive’s termination for Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting for Cause by a two-thirds vote of the entire membership of the Board, excluding employee directors, stating that in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause, and that conduct constitutes Cause under this Agreement.

(iii)

A termination of the Executive’s employment without Cause shall be effected in accordance with the following procedures. The Company shall give the Executive written notice (“Notice of Termination without Cause”) of its intention to terminate the Executive’s employment without Cause, stating the date, time and place of the Special Board Meeting without Cause. The “Special Board Meeting without Cause” means a meeting of the Board called and held specifically for the purpose of considering the Executive’s termination without Cause, that takes place not less than ten (10) and not more than twenty (20) business days after the Executive receives the Notice of Termination without Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting without Cause. The Executive’s termination without Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting without Cause by a two-thirds vote of the entire membership of the Board, excluding employee directors, stating that the Executive is terminated without Cause.

(c)	Good Reason.

(i)	The Executive may terminate employment for Good Reason or without Good Reason. “Good Reason” means:

A.

the assignment to the Executive of any duties inconsistent in any respect with paragraphs (a) and (b) of Section 2 of this Agreement, or any other action by the Company that results in a diminution in the Executive’s position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive and other than the diminution contemplated in paragraph (a) of Section 2 of this Agreement;

B.

any failure by the Company to comply with any provision of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

C.	any requirement by the Company that the Executive’s services be rendered primarily at a location or locations other than that provided for in paragraph (d) of Section 2 of this Agreement;

D.	any purported termination of the Executive’s employment by the Company for a reason or in a manner not expressly permitted by this Agreement;

E.	any failure by the Company to comply with paragraph (c) of Section 11 of this Agreement; or

F.	any other substantial breach of this Agreement by the Company that either is not taken in good faith or is not remedied by the Company promptly after receipt of notice thereof from the Executive.

(ii)

A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination within six months of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the fifth business day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than thirty (30) days after the notice is given).

(iii)	A termination of the Executive’s employment by the Executive without Good Reason shall be effected by giving the Company written notice of the termination.

(d)

Date of Termination. The “Date of Termination” means the date of the Executive’s death, the Disability Effective Date, the date on which the termination of the Executive’s employment by the Company for Cause or without Cause or by the Executive for Good Reason is effective, or the later of the date on which the Executive gives the Company notice of a termination of employment without Good Reason, as the case may be, or such later date as is acceptable to the Board.

5.	Obligations of the Company upon Termination.

(a)

By the Company other than for Cause or Disability; by the Executive for Good Reason; as a Result of Mutual Agreement of the Board and the Executive. If, during the Employment Period, (i) the Company terminates the Executive’s employment, other than for Cause or Disability, (ii) the Executive terminates employment for Good Reason, or (iii) the Executive’s employment is terminated as a result of the mutual agreement of the Board and the Executive, the Company shall continue to provide the Executive with the compensation and benefits set forth in paragraphs (a), (b) and (c) of Section 3 as if he had remained employed by the Company pursuant to this Agreement for the longer of the remainder of the Employment Period or one year (for this purpose, such period the “Severance Period”) and then retired (at which time he will be treated as eligible for and will be entitled to receive all retiree welfare benefits and other benefits provided to retired senior executives, as set forth in paragraph (c) of Section 3, with such benefits being calculated for this purpose as though the Executive had retired at age 62 with earnings on an annual basis during the years between the Date of Termination and age 62 equal to the Executive’s earnings for the year immediately preceding the Date of Termination); provided, that the Incentive Compensation for the Severance Period shall be equal to the maximum Incentive Compensation that the Executive would have been eligible to earn for such period; provided, further that in lieu of stock options, restricted stock and other stock-based awards, the Executive shall be paid cash equal to the fair market value (without regard to any restrictions) of the stock options, restricted stock and other stock-based awards that would otherwise have been granted; and provided, further that to the extent any benefits described in paragraph (c) of Section 3 cannot be provided pursuant to the plan or program maintained by the Company for its executives, the Company shall provide such benefits outside such plan or program at no additional cost (including without limitation tax cost) to the Executive and his family; and provided, finally, that during any period when the Executive is eligible to receive benefits of the type described in clause (B) of paragraph (c)(iv) of Section 3 under another employer-provided plan, the benefits provided by the Company under this paragraph (a) of Section 5 may be made secondary to those provided under such other plan. For this purpose, in the event that the Severance Period extends beyond the end of the Employment Period, the Employment Period will be deemed to extend to the end of the Severance Period. In addition to the foregoing, any restricted stock outstanding on the Date of Termination shall be fully vested as of the Date of Termination, all options outstanding on the Date of Termination shall be fully vested and exercisable and shall remain in effect and exercisable through the end of their respective terms, without regard to the termination of the Executive’s employment, and any performance shares or units shall be governed by the terms and conditions of the Company’s long-term incentive plan under which they were awarded. The payments and benefits provided pursuant to this paragraph (a) of Section 5 are intended as liquidated damages for a termination of the Executive’s employment by the Company other than for Cause or Disability or for the actions of the Company leading to a termination of the Executive’s employment by the Executive for Good Reason, and shall be the sole and exclusive remedy therefor.

(b)

Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Company shall pay to the Executive’s designated beneficiaries (or, if there is no such beneficiary, to the Executive’s estate or legal representative), in a lump sum in cash within thirty (30) days after the Date of Termination, the sum of the following amounts (the “Accrued Obligations”): (1) any portion of the Executive’s Annual Base Salary through the Date of Termination that has not yet been paid; (2) an amount representing the Incentive Compensation for the period that includes the Date of Termination, computed by assuming that the amount of all such Incentive Compensation would be equal to the maximum amount of such Incentive Compensation that the Executive would have been eligible to earn for such period, and multiplying that amount by a fraction, the numerator of which is the number of days in such period through the Date of Termination, and the denominator of which is the total number of days in the relevant period; and (3) any accrued but unpaid Incentive Compensation and vacation pay. Any deferred compensation (together with any accrued interest or earnings thereon, if any) that has not yet been paid, will be paid in accordance with the terms and conditions applicable to such deferred compensation.

(c)

Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Executive shall be entitled to the Accrued Obligations that would have been provided in the event of death above and to such other, nonduplicative benefits as may be provided by the Company’s current disability program.

(d)

By the Company for Cause; By the Executive Other than for Good Reason. If the Executive’s employment is terminated by the Company for Cause during the Employment Period, the Company shall pay the Executive the Annual Base Salary through the Date of Termination and the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), in each case to the extent not yet paid, and the Company shall have no further obligations under this Agreement, except as specified in Section 6 below. If the Executive voluntarily terminates employment during the Employment Period, other than for Good Reason, the Company shall pay the Accrued Obligations to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination, and the Company shall have no further obligations under this Agreement, except as specified in Section 6 below.

6.

Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliates for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliates relating to subject matter other than that specifically addressed herein. Vested benefits and other amounts that the Executive is otherwise entitled to receive under the Incentive Compensation program, the Defined Benefit Arrangement, the Life Insurance Coverage, the Executive Tenure Compensation Plan, the Executive’s deferred compensation plan(s), or any other plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliates on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

7.

Full Settlement. The Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The amounts payable by the Company under this Agreement shall not be offset or reduced by any amounts otherwise receivable or received by the Executive from any source, except as specifically provided in paragraph (a) of Section 5 with respect to benefits described in clause (B) of paragraph (c)(iv) of Section 3.

8.

Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the Executive’s employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive’s violation of this Section 8) (“Confidential Information”). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process. In no event shall any asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

9.	Total Payments.

(a)

Notwithstanding any other provision of this Agreement, if any portion of any payment under this Agreement, or under any other agreement with or plan of the Company (in the aggregate “Total Payments”), would constitute an “excess parachute payment,” the Company shall pay Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive after deduction of any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), any interest charges or penalties in respect of the imposition of such excise tax (but not any federal, state or local income tax, or employment tax) on the Total Payments, and any federal, state and local income tax, employment tax, and excise tax upon the payment provided for by this paragraph (a) of Section 9, shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s domicile for income tax purposes on the date the Gross-Up Payment is made, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes. For purposes of this Agreement, the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Section 280G of the Code and such “parachute payments” shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Section 1274(b)(2) of the Code (or any successor provision). Promptly following either notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive which will result in an excess parachute payment as defined in Section 280G of the Code or notice by the Executive to the Company of his belief of such result, the Executive and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (“National Tax Counsel”) selected by the Company’s independent auditors and reasonably acceptable to the Executive (which may be regular outside counsel to the Company), which opinion sets forth (i) the amount of the Base Period Income, (ii) the amount and present value of Total Payments, (iii) the amount and present value of any excess parachute payments, and (iv) the amount of any Gross-Up Payment. As used in this Agreement, the term “Base Period Income” means an amount equal to the Executive’s “annualized includible compensation for the base period” as defined in Section 280G(d)(1) of the Code. For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code (or any successor provisions), which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Executive. The opinion of National Tax Counsel shall be addressed to the Company and the Executive and shall be binding upon the Company and the Executive. If such National Tax Counsel so requests in connection with the opinion required by this paragraph (a) of Section 9, the Executive and the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive solely with respect to its status under Section 280G of the Code and the regulations thereunder. Within five (5) days after the National Tax Counsel’s opinion is received by the Company and the Executive, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Executive such amounts as are then due to Executive under this Agreement.

(b)

In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Total Payments or Gross-Up Payment, a change is finally determined to be required in the amount of taxes paid by the Executive, appropriate adjustments shall be made under this Agreement such that the net amount which is payable to the Executive after taking into account the provisions of Section 4999 of the Code shall reflect the intent of the parties as expressed in paragraph (a) above, in the manner determined by the National Tax Counsel. The Company agrees to bear all costs associated with, and to indemnify and hold harmless, the National Tax Counsel of and from any and all claims, damages, and expenses resulting from or relating to its determinations pursuant to this Section 9, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.

10.

Attorneys’ Fees. The Company agrees to pay, as incurred, to the fullest extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome) by the Company, the Executive or others of the validity or enforceability of or liability under, or otherwise involving, any provision of this Agreement, together with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

11.	Successors.

(a)

This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)	This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)

The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

12.	Miscellaneous.

(a)

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)

All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Erroll B. Davis, Jr. 155 East Wilson Street, #501 Madison, WI 53703

With a copy to:

Debra Sadow Koenig Godfrey & Kahn, S.C. 780 N. Water Street Milwaukee, Wisconsin 53202

If to the Company:

Alliant Energy Corporation 4902 N. Biltmore Lane P.O. Box 77007 Madison, WI 53707-1007 Attention: General Counsel

With a copy to:

Benjamin F. Garmer, III c/o Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, WI 53202-5367

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 12. Notices and communications shall be effective when actually received by the addressee.

(c)

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d)

Notwithstanding any other provisions of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(e)

The Executive’s or the Company’s failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement (including, without limitation, the right of Executive to terminate employment for Good Reason pursuant to paragraph (c) of Section 4 of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f)

The Executive and the Company acknowledge that this Agreement supersedes any other agreement between them concerning the subject matter hereof, excluding the Key Executive Employment and Severance Agreement between the Executive and the Company dated March 29, 1999, as in effect on the date hereof or as hereafter amended from time to time (the “Severance Agreement”); provided, however, that to the extent that a payment or benefit to be provided under this Agreement is similarly to be provided under the Severance Agreement, the Company agrees to pay or provide to the Executive that payment or benefit which provides the highest value to the Executive, and the Executive agrees, in order to avoid duplication of payments or benefits, that upon the receipt of any such highest value payment or benefit under either this Agreement or the Severance Agreement, as the case may be, he shall have no right to any similar payment or benefit of lesser value under the other agreement.

(g)

The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void.

(h)	This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

13.	Effectiveness of Agreement. This Agreement is effective when executed by the Company and the Executive in the signature spaces provided below.

        IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the day and year first above written.

____________________________________
Erroll B. Davis, Jr.

ALLIANT ENERGY CORPORATION

By___________________________________
Name:
Title: